Exhibit 10.37

TUPPERWARE BRANDS CORPORATION
EXECUTIVE SEVERANCE PAY PLAN
(effective November 16, 2020)

TUPPERWARE BRANDS CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

i

Article I.
Introduction
Tupperware Brands Corporation (“Tupperware”) strives to provide steady employment for its executive officers. However, your employment with Tupperware Brands Corporation and its “Affiliates,” as such term is defined below (collectively, the “Company”) may be terminated in certain instances unrelated to your performance, such as permanent reduction in our work force, the discontinuance of any of the Company’s operations, or a Company department closing, or the elimination of a Company job. An Affiliate is a company or entity affiliated with Tupperware within the meaning of sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the “Code”). To help you through the period of seeking new employment, the Company offers this Tupperware Brands Corporation Executive Severance Pay Plan (the “Plan”) to all eligible executive officers effective November 16, 2020, which replaces all previous plans with respect to such executive officers.
The Plan is designed to provide certain executive officers whose employment has been terminated with financial assistance for a specified period of time.
Severance pay is not automatic and is not intended to be a bonus or compensation for past service. All severance pay must be approved in advance in writing and in accordance with the provisions of the Plan.
If you have any questions about the Plan, please contact the Chief Human Resources Officer (or, if such position is vacant, the individual who holds the most senior position in the Tupperware Brands Corporation Human Resources Department (the “CHRO”)).

Exhibit 10.37
Article II.
Eligibility
Section i..In General. If you are an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or an executive vice president or senior vice president of the Company, who is paid on U.S. payroll, you will be eligible for benefits under the Plan beginning on your first day of employment with the Company. You are not eligible for benefits under the Plan if you (a) are not paid on U.S. payroll, or (b) are a party to any agreement or arrangement with the Company (other than the Plan) which provides for severance or other termination payments or benefits. Notwithstanding the foregoing clause (b), if you are party to an agreement with the Company that provides for severance payments or benefits only in connection with a “Change of Control” or similar event (as such term is defined in such agreement), you will be eligible for benefits under the Plan if (but only if) your termination of employment occurs at a time that you would not be eligible for any payments or benefits under such agreement (for the avoidance of doubt, in no event will you be eligible to receive benefits under the Plan if you receive benefits under such agreement).
Section ii..Qualification. You qualify for severance pay if you are an Eligible Employee and your employment with the Company is terminated through no fault of your own due to a permanent reduction in the Company’s work force, discontinuance of a business operation, job/position elimination, a sale of business or any part thereof (including a sale of Tupperware or any of its Affiliates), department closing, or other termination as determined by the Company which constitutes an “involuntary separation from service” within the meaning of U.S. Treasury Regulation § 1.409A-1(n). In addition to one of the foregoing conditions existing, you must execute a separation agreement and waiver and release of any claims that you may have against the Company (the “Waiver and Release”). The Waiver and Release must be executed and submitted to Tupperware within 45 days following your termination of employment (or such shorter time as determined by the Company and set forth in the Waiver and Release). You will not receive any payments under this Plan if you revoke the Waiver and Release during any applicable revocation period.
Section iii..Exclusions. If you do not meet the eligibility requirements of the Plan or your employment is terminated for one of the following reasons, you will not qualify for severance pay:
•voluntary resignation, including any classification of retirements,
•involuntary separation not due to one of the events listed in Section 2.2, “Qualification,” above,
•termination due to your failure to satisfactorily perform the functions of your job,
•termination due to the expiration of available leave of absence,
•cessation of active employment due to temporary layoff,
•intercompany transfer,
•termination resulting from your refusal to accept a position of similar status with the Company (as determined by the Tupperware Brands Corporation

Exhibit 10.37
Compensation and Management Development Committee (the “Committee”)) in its sole discretion),
•termination resulting from the sale of a business or any part thereof (including a sale of Tupperware or any of its Affiliates), if you are offered employment by the purchaser,
•death,
•leaving your employment prior to your release date,
•if you are otherwise qualified to receive severance pay under the Plan, but you refuse to sign a Waiver and Release or revoke such Waiver and Release,
•termination resulting from your failure to timely return from a leave of absence,
•termination resulting from your incarceration, or
•termination resulting from three (3) consecutive days of unexcused absences.
Article III.
Receiving Severance Pay

Exhibit 10.37
a.Payment Amount. Your severance pay will be based on your current “Pay” and position with the Company as shown in the chart below. The chart represents 100% of the payment you will be eligible to receive.
Your “Pay” for purposes of the Plan is your base salary, including pre-tax deferrals to the Tupperware Brands Corporation Retirement Savings Plan, the Tupperware Corporation Flexible Benefits Plan and any other Company 401(k) or cafeteria plan. Your Pay does not include bonuses or other allowances or special pay.

	Chief Executive Officer	Other Section 16 Officers, Executive Vice Presidents and Senior Vice Presidents
Weeks of Pay	104	52

b.Time and Form of Payment. Your severance benefit will begin at the time determined by Tupperware, within 60 days following your termination of employment from the Company (but in no event earlier than the end of the applicable revocation period following your execution of the Waiver and Release). For purposes of the Plan, your employment will terminate on the day you experience a “separation from service” from the Company as described in U.S. Treasury Regulation § 1.409A-1(h). Your severance pay will be paid pro rata to you on the same pay cycle (weekly, bi-weekly, etc.) as when you were actively working for the Company. For example, if you were paid on a weekly basis prior to your employment termination, your severance pay will be paid to you on a weekly basis. Your severance pay continues until your receive the entire severance payment amount to which you are entitled.
c.Offsets. To the extent legally permissible, the Company reserves the right to offset against any severance amount payable under the Plan any amounts you owe to the Company, including but not limited to amounts under expense reports, in an amount not to exceed $5,000 or such other amount permitted under section 409A of the Code.
d.Tax Information. Severance pay is considered taxable income and is subject to federal income tax, state income tax (if applicable), Social Security and Medicare withholding and any other withholding required by applicable federal, state or local laws. For example, if you receive a check for severance pay every week, your weekly check will reflect all appropriate tax withholdings.
e.Reemployment. In the event you are re-employed by the Company, you forfeit any amount of severance pay not yet paid. If you become employed by another organization (which is not an Affiliate) while receiving severance benefits, then your severance benefit will be paid to you (or if you die before all your severance benefits have been paid to you, to your beneficiary under the Company life insurance) at the same time and in the same form you were

Exhibit 10.37
receiving such benefits prior to such employment (or your death) until the entire severance benefit amount is paid.
f.Bonus. If you qualify for severance pay under the Plan in accordance with the terms of Article II, “Eligibility,” and you participated in the Company’s Annual Incentive Program (the “AIP”) at the time of your termination of employment, you will also be eligible to receive (1) a bonus payment with respect to the prior year’s performance period under the AIP, if your employment is terminated after the end of the performance period, but prior to payment, with respect to that performance period, under the AIP, and (2) a pro-rated portion of your bonus under the AIP for the current performance period in which your employment is terminated, with payments under items (1) and/or (2) above to be paid at the time that bonuses under the AIP are paid to similarly situated active executive officers of the Company, subject to your timely execution and non-revocation of the Waiver and Release. The amount of your bonus under item 1, above, will be calculated based on the actual performance of the Company during the applicable performance period, and the amount of your pro-rated bonus under item 2, above, will be equal to the amount of bonus you would have received had you remained employed with the Company through the duration of the performance period, based on actual performance, multiplied by a fraction equal to the number of days you were employed with the Company during the performance period over the total number of days in the performance period. Any bonus paid pursuant to this section will be subject to federal income tax, state income tax (if applicable), Social Security and Medicare withholding and any other withholding required by applicable federal, state or local laws.
g.Application of § 409A of the Code. Payments under the Plan are intended to be exempt from section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to U.S. Treasury Regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to U.S. Treasury Regulation § 1.409A-1(b)(4), and this Plan shall be construed and interpreted accordingly. To the extent the payments under the Plan are subject to section 409A of the Code, this Plan is intended to comply with the requirements of section 409A of the Code and shall be interpreted and construed consistently with such intent. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation § 1.409A-2(b)(2).  Any payment that is deferred compensation subject to section 409A of the Code which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.   To the extent that any payments or benefits due to you under the Plan are deferred compensation subject to section 409A of the Code and, on the date of your termination of employment, you are a “specified employee” (within the meaning of section 409A(a)(2)(B)(i) of the Code), then the portion of the severance pay that fails to satisfy the separation pay exemption shall not be paid to you until the earlier of (i) the first business day after the six-month anniversary of your termination of employment and (ii) the date of your death. Any payment delayed pursuant to the immediately preceding sentence shall be paid to you as soon as practicable, and in no event more than sixty (60) days, after such six-month anniversary or, if earlier, the date of your death.

Exhibit 10.37
Article IV.
Applying For Your Benefit
If your employment is terminated by the Company and you are eligible to receive a benefit under the Plan, the CHRO will notify you.
In the event you believe that you are entitled to receive a benefit under the Plan and are not notified that you are entitled to a benefit under the Plan, contact the CHRO to file a claim for benefits (or the Chief Legal Officer if you are the CHRO). Such a claim must be filed within ninety (90) days following the latest date upon which payment could have been made to you in accordance with the terms of the Plan.

Exhibit 10.37
Article V.
Administrative Information
h.Plan Changes or Termination. No representations by anyone can extend the Company’s severance pay policies to provide for severance pay that is not covered by the Plan. Although the Company intends to continue the Plan, Tupperware reserves the right to amend or terminate the Plan at any time and for any reason. If your employment is terminated by the Company, you will receive only those benefits available under the Plan on the date that your employment is terminated.
i.No Employment Contract. The Plan is not to be construed as an employment contract, either express or implied.
j.Claims Procedures. You must follow the formal claims procedures set forth in this Section 5.3 when submitting a claim. Any claim for benefits must be submitted in writing to the CHRO within the applicable limitations period as described in Article IV of this Plan. Your written claim must include the following:
•an explanation of the nature of the claim,
•the facts supporting your claim,
•the amount claimed, and
•your name and mailing address.
If you file a claim for Plan benefits, you will receive a written or electronic notice of the benefit determination within 90 days after the CHRO receives your claim. If the CHRO determines that special circumstances require an extension of time to review your claim, you will be notified in writing of the required extension within the initial 90-day period, and the extension will not exceed an additional 90 days (for 180 days in total). Any notice of extension will describe the special circumstances requiring the extension and the expected date by which the CHRO will make a determination.
If the claim is denied in whole or in part, you will receive a notice of denial which will state the reasons for the denial, references to the Plan provisions on which the denial is based, a description of any additional information or material needed to support your claim and an explanation of why such information or material is necessary, and an explanation of the Plan’s appeals procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), after you have completed the formal claim and appeal process described in this Section 5.3.
If your claim is denied and you want to pursue your claim further, then you or your authorized representative may request a full and fair review of your denied claim by filing a written appeal with the Committee at the address provided below within 60 days after

Exhibit 10.37
you receive a denial notice. Your appeal should request a review of your claim for benefits by the Committee, set forth all of the grounds upon which your request for review is based and any facts in support and set forth any issues or comments which you deem pertinent to your claim. Your appeal may include any additional information to support your claim, including any written comments, documents, records and other information you wish to have considered with your written request for review, regardless of whether such information was submitted in your initial claim. As part of your appeal, you or your authorized representative have the right to request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits. The Committee has full responsibility and authority to review your appeal. The Committee will review your appeal within 60 days after you file your request and will notify you in writing or electronically of its final decision. If the Committee determines that special circumstances require an extension of time to review your appeal, you will receive a written or electronic notice of extension within the initial 60-day period, and the extension will not exceed 60 days (for 120 days in total). Any notice of extension will describe the special circumstances requiring the extension and the expected date by which the Committee will make its determination.
If your appeal is denied in whole or in part, the notice of denial will contain the specific reasons for the denial, references to the Plan provisions on which the denial is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, and a statement that you have the right to bring a civil action under section 502(a) of ERISA with respect to your claim.
If it is determined that you are entitled to any additional benefit under the Plan, such additional benefit shall be paid to you in a lump sum no later than the end of your first calendar year in which such determination is made.
No legal or equitable action under section 502 of ERISA may be commenced prior to exhaustion of the process described in this Section 5.3.
k.Statute of Limitations. Except for actions to which the statute of limitations prescribed by section 413 of the ERISA applies,
•no legal or equitable action under section 502 of ERISA may be commenced later than one year after the date you receive a final decision from the Committee in response to your request for review of the adverse benefit determination pursuant to Section 5.3 of the Plan, and
•no other legal or equitable action involving the Plan may be commenced later than two years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action.

Exhibit 10.37
This provision shall not bar the Plan or the Company from (i) recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or (ii) bringing any legal or equitable action against any party.
l.Plan Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any participant, beneficiary or any other person must be litigated in the federal courts located in the District of Delaware and no other federal or state court.
m.Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by any person or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by any person against the Plan, the Company, any Plan fiduciary, the Plan Administrator (as defined below) or their respective affiliates or officers, directors, trustees, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.
n.Applicable Law. The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware to the extent such laws have not been preempted by applicable federal law.
o.ERISA Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall have the following rights:
•the right to examine, without charge, at the office of the Plan Administrator and at other specified locations, such as your personnel office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and
•the right to obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and the latest summary plan description (the Plan Administrator may make a reasonable charge for the copies).
In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have the duty to do so prudently and in the interest of you and other participants and beneficiaries.

Exhibit 10.37
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce these rights. For instance, if you request a copy of the Plan document or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day (or any other amount prescribed by applicable law) until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in federal court after you have exhausted the claims and appeal process (as described in Section 5.3). If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court.
The court will decide who pays court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact:
•your nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory; or
•the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Article VI.
Other Plan Information

Exhibit 10.37
p.Plan Sponsor/Employer.
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
A complete list of the employers participating in the Plan may be obtained by participants and beneficiaries upon written request to the Plan Administrator and is available for examination by participants and beneficiaries as required by law.
q.Plan Sponsor Employer Identification Number. 36-4062333
r.Plan Administrator. The “Plan Administrator” is the Committee, whose address and phone number is:
Tupperware Brands Corporation Compensation and Management Development Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
(407) 826-5050
The Plan Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA. The Plan Administrator has the discretionary authority to determine eligibility for benefits and to construe any and all terms of the Plan. The Plan Administrator shall have the power and discretion to determine all questions of fact and law arising in connection with the administration, interpretation and application of the Plan. Severance will be paid under this Plan only if the Plan Administrator decides in its discretion that a participant is entitled to such benefit, and any and all determinations by the Plan Administrator shall be conclusive and binding on all persons. The Plan Administrator may delegate its responsibilities among its members and may designate any person, partnership, corporation or another committee to carry out any of its responsibilities with respect to the Plan (in each case irrespective of whether such responsibilities are fiduciary or settlor in nature). The Plan Administrator has delegated to the CHRO the initial severance pay benefit determination and the authority to make determinations regarding claims for benefits to the CHRO.
s.Plan Administrator Employer Identification Number. 59-3380262
t.Plan Number. 511 - welfare plan/severance pay
u.Agent for Service of Legal Process.
Chairperson, Compensation and Management Development Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail

Exhibit 10.37
Orlando, FL 32837
(407) 826-5050
v.Plan Year. Plan records are kept on a calendar-year basis, from January 1 through December 31.
w.Sources of Contributions to the Plan. All severance payment amounts, paid under the provisions of the Plan, are paid from the general assets of the Company.
x.Claims Appeal Administrator.
Compensation and Management Development Committee
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, FL 32837
(407) 826-5050